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                                                                  EXHIBIT 99.1


99.1 Press Release

                  AMERICAN RESTAURANT GROUP NOTE REPURCHASE

Los Altos, CA -

American Restaurant Group, Inc. (the "Company") purchased $16 million of the Company's 11 1/2% Senior Secured Notes due 2003 (the "11 1/2% Notes") pursuant to the Company's offer to purchase up to $16,000,000 of the 11 1/2% Notes launched November 22, 2000. The purchase price of the 11 1/2% Notes was par, plus accrued and unpaid interest thereon. All $158,600,000 of the 11 1/2% Notes were validly tendered. The Company purchased the 11 1/2% Notes on a pro rata basis (with a proration factor of approximately 10% with appropriate adjustments to avoid purchases of the 11 1/2% Notes in a principal amount other than an integral of $1,000).